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                                                                   EXHIBIT 10.56

                           CHANGE IN CONTROL AGREEMENT

         THIS AGREEMENT, dated as of the 7th day of May, 2001, is by and between SPHERION CORPORATION, a Delaware corporation (hereinafter referred to as the "COMPANY"), and [SEE ATTACHED SCHEDULE A] (hereinafter the "EXECUTIVE").

                                    RECITALS

         A. The Board of Directors of the Company (the "BOARD") considers it essential to the best interests of the Company and its stockholders that its key management personnel be encouraged to remain with the Company and its subsidiaries and to continue to devote full attention to the Company's business in the event that any third person expresses its intention to complete a possible business combination with the Company, or in taking any other action which could result in a "CHANGE IN CONTROL" (as defined herein) of the Company. In this connection, the Board recognizes that the possibility of a Change in Control and the uncertainty and questions which it may raise among management may result in the departure or distraction of key management personnel to the detriment of the Company and its stockholders. The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key members of the Company's management to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a Change in Control of the Company.

         B. The Executive currently serves as the Company's [SEE ATTACHED SCHEDULE A], and his services and knowledge are valuable to the Company in connection with the management of its business.

         C. The Board believes the Executive has made and is expected to continue to make valuable contributions to the productivity and profitability of the Company and its subsidiaries. Should the Company receive a proposal from a third person concerning a possible business combination or any other action which could result in a Change in Control, in addition to the Executive's regular duties, the Executive may be called upon to assist in the assessment of such proposal, advise management and the Board as to whether such proposal would be in the best interests of the Company and its stockholders, and to take such other actions as the Board might determine to be necessary or appropriate.

         D. Should the Company receive any proposal from a third person concerning a possible business combination or any other action which could result in a change in control of the Company, the Board believes it imperative that the Company and the Board be able to rely upon the Executive to continue in his position, and that the Company and the Board be able to receive and rely upon his advice, if so requested, as to the best interests of the Company and its stockholders without concern that he might be distracted by the personal uncertainties and risks created by such a proposal, and to encourage Executive's full attention and dedication to the Company.

         E. The Company and the Executive are parties to that certain Change in Control Agreement dated November 18, 1998 (the "PRIOR CIC AGREEMENT").

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         F. The Company and the Executive desire to terminate the Prior CIC
Agreement (and any predecessor change in control agreements) and to enter into this Agreement upon the terms and subject to the conditions hereinafter set forth.

                              TERMS AND CONDITIONS

         NOW, THEREFORE, to assure the Company and its subsidiaries that it will have the continued, undivided attention, dedication and services of the Executive and the availability of the Executive's advice and counsel notwithstanding the possibility, threat or occurrence of a Change in Control of the Company, and to induce the Executive to remain in the employ of the Company and its subsidiaries, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows.

                  1. CHANGE IN CONTROL

                  (a) For purposes of this Agreement, a "CHANGE IN CONTROL" of the Company shall be deemed to have occurred upon (i) the acquisition at any time by a "PERSON" or "GROUP" (as that term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) (excluding, for this purpose, the Company or any of its subsidiaries, any employee benefit plan of the Company or any of its subsidiaries, an underwriter temporarily holding securities pursuant to such securities, or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities representing 25% or more of the combined voting power in the election of directors of the then-outstanding securities of the Company or any successor of the Company; (ii) the termination of service as directors, for any reason other than death, disability or retirement from the Board, during any period of two consecutive years or less, of individuals who at the beginning of such period constituted a majority of the Board, unless the election of or nomination for election of each new director during such period was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the period; (iii) approval by the stockholders of the Company of liquidation of the Company; (iv) approval by the stockholders of the Company and consummation of any sale or disposition, or series of related sales or dispositions, of 50% or more of the assets or earning power of the Company; or (v) approval by the stockholders of the Company and consummation of any merger or consolidation or statutory share exchange to which the Company is a party as a result of which the persons who were stockholders of the Company immediately prior to the effective date of the merger or consolidation or statutory share exchange shall have beneficial ownership of less than 50% of the combined voting power in the election of directors of the surviving corporation following the effective date of such merger or consolidation or statutory share exchange.

                  (b) Notwithstanding anything herein, no acquisition of beneficial ownership of securities of the Company, merger, sale of assets or other transaction shall be deemed to constitute a Change in Control for purposes of this Agreement if such transaction constitutes a "MANAGEMENT APPROVED TRANSACTION." For purposes of this Agreement, a "MANAGEMENT APPROVED TRANSACTION" shall be any transaction, which would otherwise


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         result in a Change in Control for purposes of this Agreement in which the acquiring "PERSON", "GROUP" or other entity is either beneficially owned by, or comprised of, in whole or in part, three or more members of the Company's executive management, as such was constituted twelve months prior to such transaction, or is majority owned by, or comprised of, any employee benefit plan of the Company.

                  2. ADJUSTMENT OF BENEFITS UPON CHANGE IN CONTROL

                  (a) The Company agrees that the Compensation Committee of the Board, or such other committee succeeding to such committee's responsibilities with respect to executive compensation (collectively, the "COMPENSATION COMMITTEE") may make such equitable adjustments to any performance targets contained in any awards under the Company's current incentive compensation plans, or any additional or successor plan in which the Executive is a participant (collectively, the "INCENTIVE PLANS"), as the Compensation Committee determines may be appropriate to eliminate any negative effects from any transactions relating to a Change in Control (such as costs or expenses associated with the transaction or any related transaction, including, without limitation, any reorganizations, divestitures, recapitalizations or borrowings, or changes in targets or measures to reflect the disruption of the business, etc.), in order to preserve reward opportunities and performance objectives.

                  (b) In the case of a Change in Control, all restrictions and conditions applicable to any awards of restricted stock or the vesting of stock options or other awards granted to the Executive under the Company's 2000 Stock Incentive Plan, Deferred Stock Plan, any similar, predecessor or successor plan, or otherwise shall be deemed to have been satisfied as of the date the Change in Control occurs, and this Agreement shall be deemed to amend any agreements evidencing such awards to reflect this provision.

                  3. TERMINATION FOLLOWING CHANGE IN CONTROL

                  (a) The Executive's employment may be terminated for any reason by the Company following a Change in Control of the Company. If the Executive's employment is terminated by the Company for any reason other than for the reasons set forth in subparagraphs (i), (ii), (iii),
         (iv) or (v) below within two years following a Change in Control, then the Executive shall be entitled to the benefits set forth in this Agreement in lieu of any termination, separation, severance or similar benefits under the Executive's Employment Agreement, if any, or under the Company's termination, separation, severance or similar plans or policies, if any. If the Executive's employment is terminated for any of the reasons set forth in subparagraphs (i), (ii), (iii), (iv) or (v) below, then the Executive shall not be entitled to any termination, separation, severance or similar benefits under this Agreement, and the Executive shall be entitled to benefits under the Executive's Employment Agreement, if any, or under the Company's termination, separation, severance or similar plans or policies, if any, only in accordance with the terms of such Employment Agreement, or such plans or policies.

                           (i) termination by reason of the Executive's death, PROVIDED the Executive has not previously given a "NOTICE OF TERMINATION" pursuant to Section 4;


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                           (ii) termination by reason of the Executive's
         "DISABILITY," PROVIDED the Executive has not previously given a "NOTICE OF TERMINATION" pursuant to Section 4;

                           (iii) termination by reason of "RETIREMENT" at or after age 65, PROVIDED the Executive has not previously given "NOTICE OF TERMINATION" pursuant to Section 4;

                           (iv) termination by the Company for "CAUSE;" or

                           (v) voluntary termination by the Executive (other than for "GOOD REASON" as provided in section 3(b) below).

                           For the purposes of this Agreement, "DISABILITY" shall be defined as the Executive's inability by reason of illness or other physical or mental disability to perform the principal duties required by the position held by the Executive at the inception of such illness or disability for any consecutive 180-day period. A determination of disability shall be subject to the certification of a qualified medical doctor agreed to by the Company and the Executive or, in the Executive's incapacity to designate a doctor, the Executive's legal representative. If the Company and the Executive cannot agree on the designation of a doctor, each party shall nominate a qualified medical doctor and the two doctors shall select a third doctor and the third doctor shall make the determination as to disability.

                           For purposes of this Agreement, "RETIREMENT" shall mean the Company's termination of the Executive's employment at or after the date on which the Executive attains age 65.

                           For purposes of this Agreement, "CAUSE" shall mean one or more of the following:

                  (I) the material violation of any of the terms and conditions of this Agreement or any written agreements the Executive may from time to time have with the Company (after 30 days following written notice from the Board specifying such material violation and Executive's failure to cure or remedy such material violation within such 30-day period);

                  (II) inattention to or failure to perform Executive's assigned duties and responsibilities competently for any reason other than due to Disability (after 30 days following written notice from the Board specifying such inattention or failure, and Executive's failure to cure or remedy such inattention or failure within such 30-day period);

                  (III) engaging in activities or conduct injurious to the reputation of the Company or its affiliates including, without limitation, engaging in immoral acts which become public information or repeatedly conveying to one person, or conveying to an assembled public group, negative information concerning the Company or its affiliates;

                  (IV) commission of an act of dishonesty, including, but not limited to, misappropriation of funds or any property of the Company;


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                  (V) commission by the Executive of an act which constitutes a misdemeanor (involving an act of moral turpitude) or a felony;

                  (VI) the material violation of any of the written Policies of the Company which are not inconsistent with this Agreement or applicable law (after 30 days following written notice from the Board specifying such failure, and the Executive's failure to cure or remedy such inattention or failure within such 30-day period);

                  (VII) refusal to perform the Executive's assigned duties and responsibilities or other insubordination (after 30 days following written notice from the Board specifying such refusal or insubordination, and the Executive's failure to cure or remedy such refusal or insubordination within such 30-day period); or

                  (VIII) unsatisfactory performance of duties by the Executive as a result of alcohol or drug use by the Executive.

                  (b) The Executive may terminate his employment with the Company following a Change in Control of the Company for "GOOD REASON" by giving Notice of Termination at any time within two years after the Change in Control. Any failure by the Executive to give such immediate notice of termination for Good Reason shall not be deemed to constitute a waiver or otherwise to affect adversely the rights of the Executive hereunder, PROVIDED the Executive gives notice to receive such benefits prior to the expiration of such two year period. If the Executive terminates his employment as provided in this Section 3(b), then the Executive shall be entitled to the benefits set forth in this Agreement in lieu of any termination, separation, severance or similar benefits under the Executive's Employment Agreement, if any, or under the Company's termination, separation, severance or similar plans or policies, if any.

                  For purposes of this Agreement, "GOOD REASON" shall mean the occurrence of any one or more of the following events:

                           (I) The assignment to the Executive of any duties inconsistent in any material adverse respect with his position, authority or responsibilities with the Company and its subsidiaries immediately prior to the Change in Control, or any other material adverse change in such position, including titles, authority, or responsibilities, as compared with the Executive's position immediately prior to the Change in Control;

                           (II) A reduction by the Company in the amount of the Executive's base salary or annual or long term incentive compensation paid or payable as compared to that which was paid or made available to Executive immediately prior to the Change in Control; or the failure of the Company to increase Executive's compensation each year by an amount which is substantially the same, on a percentage basis, as the average annual percentage increase in the base salaries of other executives of comparable status with the Company;

                           (III) The failure by the Company to continue to provide the Executive with substantially similar perquisites or benefits the Executive in the aggregate enjoyed under the Company's benefit programs, such as any of the Company's pension, savings, vacation, life insurance, medical, health and accident, or disability plans in which he was


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         participating at the time of the Change in Control (or, alternatively, if such plans are amended, modified or discontinued, substantially similar equivalent benefits thereto, when considered in the aggregate), or the taking of any action by the Company which would directly or indirectly cause such benefits to be no longer substantially equivalent, when considered in the aggregate, to the benefits in effect at the time of the Change in Control;

                           (IV) The Company's requiring the Executive to be based at any office or location more than 50 miles from that location at which he performed his services immediately prior to the Change in Control, except for a relocation consented to in writing by the Executive, or travel reasonably required in the performance of the Executive's responsibilities to the extent substantially consistent with the Executive's business travel obligations prior to the Change in Control;

                           (V) Any failure of the Company to obtain the assumption of the obligation to perform this Agreement by any successor as contemplated in Section 11 herein; or

                           (VI) Any breach by the Company of any of the material provisions of this Agreement or any failure by the Company to carry out any of its obligations hereunder, in either case, for a period of thirty business days after receipt of written notice from the Executive and the failure by the Company to cure such breach or failure during such thirty business day period.

                  4. NOTICE OF TERMINATION

                  Any termination of the Executive's employment following a Change in Control, other than a termination as contemplated by Sections 3(a)(i) or 3(a)(iii) shall be communicated by written "NOTICE OF TERMINATION" by the party affecting the termination to the other party hereto. Any "NOTICE OF TERMINATION" shall set forth (a) the effective date of termination, which shall not be less than 15 or more than 30 days after the date the Notice of Termination is delivered (the "TERMINATION DATE"); (b) the specific provision in this Agreement relied upon; and (c) in reasonable detail the facts and circumstances claimed to provide a basis for such termination and the entitlement, or lack of entitlement, to the benefits set forth in this Agreement. Notwithstanding the foregoing, if within fifteen (15) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a good faith dispute exists concerning the termination, the actual Termination Date shall be the date on which the dispute is finally determined in accordance with the provisions of Section 18 hereof. In the case of any good faith dispute as to the Executive's entitlement to benefits under this Agreement resulting from any termination by the Company for which the Company does not deliver a Notice of Termination, the actual Termination Date shall be the date on which the dispute is finally determined in accordance with the provisions of Section 18 hereof. Notwithstanding the pendency of any such dispute referred to in the two preceding sentences, the Company shall continue to pay the Executive his full compensation then in effect and continue the Executive as a participant in all compensation, benefits and perquisites in which he was then participating, until the dispute is finally resolved, PROVIDED the Executive is willing to continue to provide full time services to the Company and its subsidiaries in substantially


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         the same position, if so requested by the Company. Amounts paid under this Section 4 shall be in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement. If a final determination is made, pursuant to
         Section 18, that Good Reason did not exist in the case of a Notice of Termination by the Executive, the Executive shall have the sole right to nullify and void his Notice of Termination by delivering written notice of same to the Company within three (3) business days of the date of such final determination. If the parties do not dispute the Executive's entitlement to benefits hereunder, the Termination Date shall be as set forth in the Notice of Termination.

                  5. TERMINATION BENEFITS

                  (a) SEVERANCE PAYMENT. Subject to the conditions set forth in this Agreement, on the Termination Date the Company shall pay the Executive (reduced by any applicable payroll or other taxes required to be withheld) a lump sum severance payment, in cash, equal to three (3) times the sum of Executive's annual salary for the current year plus his annual incentive award target for the current year (provided that if the Notice of Termination is given prior to the determination of the Executive's salary or annual incentive award target for the year in which the Termination Date occurs, the amounts shall be based on the annual salary for the prior year and the greater of the annual incentive award target for the prior year or the actual incentive award earned by the Executive for the prior year). The current year shall be
         (A) for the purposes of determining annual salary, the year then generally used by the Company for setting salaries for senior-level executives (currently April 1 through the following March 31), and (B) for purposes of determining annual incentive award target, the fiscal year then generally used by the Company for setting annual incentive award targets for senior-level executives, in which the Termination Date occurs, and the prior year shall be the twelve-month period immediately preceding the current year;

                  (b) EXPENSES. Reimbursement for expenses incurred by the Executive in accordance with the Company's policy but not reimbursed prior to the date of such termination of employment;

                  (c) PAYMENT OF DEFERRED COMPENSATION. Any compensation that has been earned by the Executive but is unpaid as of the Termination Date, including any compensation that has been earned but deferred pursuant to the Company's Deferred Compensation Plan or otherwise, shall be paid in full to the Executive on the Termination Date.

                  6. OTHER BENEFITS

                  Subject to the conditions set forth in this Agreement hereof, the following benefits (subject to any applicable payroll or other taxes required to be withheld) shall be paid or provided to the Executive:


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                  (a) HEALTH/WELFARE BENEFITS

                           (i) During the thirty-six (36) months following the Termination Date (the "CONTINUATION PERIOD"), the Company shall continue to keep in full force and effect all programs of medical, dental, vision, accident, disability, life insurance, including optional term life insurance, and other similar health or welfare programs with respect to the Executive and his dependents with the same level of coverage, upon the same terms and otherwise to the same extent as such programs shall have been in effect immediately prior to the Termination Date (or, if more favorable to the Executive, immediately prior to the Change in Control), and the Company and the Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the Termination Date (or, if more favorable to the Executive, immediately prior to the Change in Control) or, if the terms of such programs do not permit continued participation by the Executive (or if the Company otherwise determines it advisable to amend, modify or discontinue such programs for employees generally), the Company shall otherwise provide benefits substantially similar to and no less favorable to the Executive in terms of cost or benefits ("EQUIVALENT BENEFITS") than he was entitled to receive at the end of the period of coverage, for the duration of the Continuation Period.

                           (ii) All benefits which the Company is required by this Section 6(a) to provide, which will not be provided by the Company's programs described herein, shall be provided through the purchase of insurance unless the Executive is uninsurable. If the Executive is uninsurable, the Company will provide the benefits out of its general assets.

                           (iii) If the Executive obtains other employment during the Continuation Period which provides health or welfare benefits of the type described in Section 6(a)(i) hereof ("OTHER COVERAGE"), then Executive shall notify the Company promptly of such other employment and Other Coverage and the Company shall thereafter not provide the Executive and his dependents the benefits described in
         Section 6(a)(i) hereof to the extent that such benefits are provided under the Other Coverage. Under such circumstances, the Executive shall make all claims first under the Other Coverage and then, only to the extent not paid or reimbursed by the Other Coverage, under the plans and programs described in Section 6(a)(i) hereof.

                  (b) RETIREMENT BENEFITS

                           (i) For purposes of this Agreement, "RETIREMENT" shall mean the Company's termination of the Executive's employment within two years following a Change in Control of the Company and at or after the date on which the Executive attains age 65; provided, however, that any termination for Cause or due to Death or Disability shall not constitute Retirement.

                           (ii) Subject to Section 6(b)(ii), the Executive shall be deemed to be completely vested under the Company's 401(k) Plan, Deferred Compensation Plan or other similar or successor plans which are in effect as of the date of the Change in Control (collectively, the "PLANS"), regardless of the Executive's actual vesting service credit thereunder.


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                           (iii) Any part of the foregoing retirement benefits
         which are otherwise required to be paid by a tax-qualified Plan but which cannot be paid through such Plan by reason of the laws and regulations applicable to such Plan, shall be paid by one or more supplemental non-qualified Plans or by the Company.

                           (iv) The payments calculated hereunder which are not actually paid by a Plan shall be paid thirty (30) days following the Date of Termination in a single lump sum cash payment (of equivalent actuarial value to the payment calculated hereunder using the same actuarial assumptions as are used in calculating benefits under the Plan but using the discount rate that would be used by the Company on the Date of Termination to determine the actuarial present value of projected benefit obligations).

                  (c) EXECUTIVE OUTPLACEMENT COUNSELING. During the Continuation Period, unless the Executive shall reach normal retirement age during the Continuation Period, the Executive may request in writing and the Company shall at its expense engage within a reasonable time following such written request an outplacement counseling service to assist the Executive in obtaining employment.

                  (d) LOAN ABATEMENT

                           (i) All loans and advances (as well as accrued but unpaid interest thereon) made by the Company to the Executive under the terms and conditions of the Company's Stock Purchase Assistance Plan (the "SPAP") shall be forgiven; and

                           (ii) All loans (as well as accrued but unpaid interest thereon) with third parties incurred by the Executive to purchase the Company's stock under the terms and conditions of the SPAP shall be satisfied by the Company provided that the Executive forfeit to the Company all shares of the Company's stock purchased with or related to the advance of such funds.

                  7. PAYMENT OF CERTAIN COSTS

                  Except as otherwise provided in Section 18, if a dispute arises regarding a termination of the Executive or the interpretation or enforcement of this Agreement, subsequent to a Change in Control, all of the reasonable legal fees and expenses incurred by the Executive and all Arbitration Costs (as hereafter defined) in contesting any such termination or obtaining or enforcing all or part of any right or benefit provided for in this Agreement or in otherwise pursuing all or part of his claim will be paid by the Company, unless prohibited by law. The Company further agrees to pay pre-judgment interest on any money judgment obtained by the Executive calculated at the prime interest rate reported in THE WALL STREET JOURNAL in effect from time to time from the date that payment to his should have been made under this Agreement.

                  8. EXCISE TAX PAYMENTS.

                  (a) Notwithstanding anything contained in this Agreement to the contrary, in the event that any payment (within the meaning of Section 280G(b)(2) of the Internal


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         Revenue Code of 1986, as amended or replaced (the "CODE")), or distribution to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Company (a "PAYMENT" or "PAYMENTS"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, interest and penalties collectively referred to as the "EXCISE TAX"), the Executive shall be entitled to receive an additional payment (a "GROSS-UP PAYMENT") in an amount such that after payment by the Executive of all such taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments; PROVIDED, that the Executive shall not be entitled to receive any additional payment relating to any interest or penalties attributable to any action or omission by the Executive in bad faith.

                           (b) An initial determination shall be made by an accounting firm mutually agreeable to the Company and the Executive and, if not agreed to within three days after the Date of Termination, a national independent accounting firm selected by the Executive (the "ACCOUNTING FIRM"), as to whether a Gross-Up Payment is required pursuant to this Section 8 and the amount of such Gross-Up Payment. To permit the Accounting Firm to make the initial determination the Company shall furnish the Accounting Firm with all information reasonably required for such firm to complete such determination as soon as practicable after the Date of Termination, but in no event more than fifteen (15) days thereafter. All fees, costs and expenses (including, but not limited to, the cost of retaining experts) of the Accounting Firm shall be borne by the Company and the Company shall pay such fees, costs and expense as they become due. The Accounting Firm shall provide detailed supporting calculations, reasonable acceptable both to the Company and the Executive within thirty (30) days of the Date of Termination, if applicable, or such other time as requested by the Company or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax). The Gross-Up Payment, if any, as determined pursuant to this Section 8(b) shall be paid by the Company to the Executive within five (5) business days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it shall furnish the Executive with an opinion reasonably satisfactory to the Executive that no Excise Tax will be imposed with respect to any such Payment or payments. Any such initial determination by the Accounting Firm of the Gross-Up Payment shall be binding upon the Company and the Executive subject to the application of Section 8(c).

                           (c) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an "OVERPAYMENT") or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been (an "UNDERPAYMENT"). An Underpayment shall be deemed to have occurred upon a "Final Determination" (as hereinafter defined) that the tax liability of the Executive (whether in respect of the then current taxable year of the Executive or in respect of any prior taxable year of the Executive) will be increased by reason of the imposition of the Excise Tax on a Payment


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         or payments with respect to which the Company has failed to make a sufficient Gross-Up Payment. An Overpayment shall be deemed to have occurred upon a "FINAL DETERMINATION" (as hereinafter defined) that the Excise Tax shall not be imposed (or shall be reduced) upon a Payment or Payments with respect to which the Executive had previously received a Gross-Up Payment. A Final Determination shall be deemed to have occurred when (i) in the case of an Overpayment, the Executive has received from the applicable governmental taxing authority a refund of taxes or other reduction in his tax liability imposed as a result of a Payment will be increased, and (ii) in the case of an Overpayment or an Underpayment, upon either (x) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds the Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (y) the statute of limitations with respect to the Executive's applicable tax return has expired. If an Underpayment occurs, the Executive shall promptly notify the company and the Company shall promptly pay to the Executive an additional Gross-Up Payment equal o the amount of the Underpayment plus any interest and penalties imposed on the Underpayment (other than interest and penalties attributable to any action or omission by the Executive in bad faith). If an Overpayment occurs, the amount of the Overpayment shall be treated as a loan by the Company to the Executive and the executive shall, within ten (10) business days of the occurrence of such Overpayment, pay the Company the amount of the Overpayment, with interest computed in the same manner as for an Underpayment.

                           (d) Notwithstanding anything contained in this Agreement to the contrary, in the event it is determined that an Excise Tax will be imposed on any Payment or payments, the Company shall pay to the applicable governmental taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

                  9. MITIGATION

                  The Executive is not required to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this Agreement, and employment by the Executive will not reduce or otherwise affect any amounts or benefits due the Executive pursuant to this Agreement, except as otherwise provided in Section 6(a)(iii).

                  10. CONTINUING OBLIGATIONS REGARDING CONFIDENTIAL INFORMATION

                  (a) ACKNOWLEDGMENTS BY THE EXECUTIVE. The Executive hereby recognizes and acknowledges the following:

                           (i) In connection with the Business, the Company has expended a great deal of time, money and effort to develop and maintain the secrecy and confidentiality of substantial proprietary trade secret information and other confidential business information which, if misused or disclosed, could be very harmful to the Company's business.

                           (ii) The Executive desires to become entitled to receive the benefits contemplated by this Agreement but which the Company would not make available to the Executive but for the Executive's signing and agreeing to abide by the terms of this Section 10.

                           (iii) The Executive's position with the Company provides the Executive with access to certain of the Company's confidential and proprietary trade secret information and other confidential business information.

                           (iv) The Company compensates its employees to, among other things, develop and preserve business information for the Company's ownership and use.

                           (v) If the Executive were to leave the Company, the Company in all fairness would need certain protection in order to ensure that the Executive does not appropriate and misuse any confidential information entrusted to the Executive during the course of the Executive's employment with the Company.

                  (b) CONFIDENTIAL INFORMATION

                           (i) The Executive agrees to keep secret and confidential, and not to use or disclose to any third parties, except as directly required for the Executive to perform the Executive's employment responsibilities for the Company, or except as required by law, any of the Company's confidential and proprietary trade secret information or other confidential business information concerning the Company's business acquired by the Executive during the course of, or in connection with, the Executive's employment with the Company (and which was not known by the Executive prior to the Executive's being hired by the Company). Confidential information means information which would constitute material, nonpublic information under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, regardless of whether the Executive's use or disclosure of such information is in connection with or related to a securities transaction.

                           (ii) The Executive acknowledges that any and all notes, records, reports, written information or documents of any kind, computer files and diskettes and other documents obtained by or provided to the Executive, or otherwise made, produced or compiled during the course of the Executive's employment with the Company, regardless of the type of medium in which it is preserved, are the sole and exclusive property of the Company and shall be surrendered to the Company upon the Executive's termination of employment and on demand at any time by the Company.

                  (c) ACKNOWLEDGMENT REGARDING RESTRICTIONS. The Executive recognizes and agrees that the provisions of this Section 10 are reasonable and enforceable because, among other things, (i) the Executive is receiving compensation under this Agreement and (ii) this
         Section 10 therefore does not impose any undue hardship on the Executive. The Executive further recognizes and agrees that the provisions of this Section 10 are reasonable and enforceable in view of the Company's legitimate interests in protecting its confidential information.

                  (d) BREACH. In the event of a breach of Section 10(b), the Company's sole remedy shall be the discontinuation of the payment, allocation, accrual or provision of any amounts or benefits as provided in Sections 5 or 6. The Executive recognizes and agrees, however, that it is the intent of the parties that neither this Agreement nor any of its provisions shall be construed to adversely affect any rights or remedies that Company would have had, including, without limitation, the amount of any damages for which it could have sought recovery, had this Agreement not been entered into. Accordingly, the parties hereby agree that nothing stated in this Section 10 shall limit or otherwise affect the Company's right to seek legal or equitable remedies it may otherwise have, or the amount of damages for which it may seek recovery, in connection with matters covered by this Section 10 but which are not based on breach or violation of this Section 10 (including, without limitation, claims based on the breach of fiduciary or other duties of the Executive or any obligations of the Executive arising under any other contracts, agreements or understandings). Without limiting the generality of the foregoing, nothing in this
         Section 10 or any other provision of this Agreement shall limit or otherwise affect the Company's right to seek legal or equitable remedies it may otherwise have, or the amount of damages for which it may seek recovery, resulting from or arising out of statutory or common law or any Company policies relating to fiduciary duties, confidential information or trade secrets. Further, the Executive acknowledges and agrees that the fact that Section 10(c) is limited to the Continuation Period, and that the sole remedy of the Company hereunder is the discontinuation of benefits, shall not reduce or otherwise alter any other contractual or other legal obligations of the Executive during any period or circumstance, and shall not be construed as establishing a maximum limit on damages for which the Company may seek recovery.

                  11. BINDING AGREEMENT; SUCCESSORS

                  (a) This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. For purposes of this Agreement, "COMPANY" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

                  (b) This Agreement shall be binding upon and shall inure to the benefit of the Executive and the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, beneficiaries, devises and legatees. If the Executive should die while any amounts are payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, beneficiary or other designee or, if there be no such designee, to the Executive's estate.

                  12. NOTICES

                  For the purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand, (ii) on the date of transmission, if delivered by confirmed facsimile, (iii) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (iv) on the third business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Executive:

                  -------------------

                  -------------------

                  -------------------

                  If to the Company:

                  Spherion Corporation
                  2050 Spectrum Boulevard
                  Fort Lauderdale, Florida 33309
                  Attention:  General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  13. GOVERNING LAW

                  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida, without regard to principles of conflicts of laws.

                  14. MISCELLANEOUS

                  No provisions of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Section headings contained herein are for convenience of reference only and shall not affect the interpretation of this Agreement.

                  15. COUNTERPARTS

                  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which will constitute one and the same instrument.

                  16. NON-ASSIGNABILITY

                  This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, or transfer this Agreement or any rights or obligations hereunder, except as provided in Section 11. Without limiting the foregoing, the Executive's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or trust or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this paragraph the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

                  17. TERM OF AGREEMENT

                  The term of this Agreement (the "TERM") shall commence on the date hereof and shall continue in effect for a period of three (3) years, unless further extended or sooner terminated as hereinafter provided. At the end of this three year period and on the first day of each one-year anniversary thereafter, the Term shall automatically be extended for one additional year unless either party shall have given notice to the other party, at least six months prior to such anniversary that it does not wish to extend the Term. However, if a Change in Control of the Company shall have occurred during the original or any extended term of this Agreement, this Agreement shall continue in effect for a period of twenty-four (24) months beyond the month in which such Change in Control occurred; and, PROVIDED FURTHER, that if the Company shall become obligated to make any payments or provide any benefits pursuant to
Section 5 or 6 hereof, this Agreement shall continue for the period necessary to make such payments or provide such benefits.

                  18. RESOLUTION OF DISPUTES

                  (a) The parties hereby agree to submit any claim, demand, dispute, charge or cause of action (in any such case, a "CLAIM") arising out of, in connection with, or relating to this Change in Control Agreement to binding arbitration in conformance with the J*A*M*S/ENDISPUTE Streamlined Arbitration Rules and Procedures or the J*A*M*S/ ENDISPUTE Comprehensive Arbitration Rules and Procedures, as applicable, but expressly excluding Rule 28 of the J*A*M*S/ENDISPUTE Streamlined Rules and Rule 32 of the J*A*M*S/ENDISPUTE Comprehensive Rules, as the case may be. All arbitration procedures shall be held in Fort Lauderdale, Florida and shall be subject to the choice of law provisions set forth in Section 13 of this Agreement.

                  (b) In the event of any dispute arising out of or relating to this Agreement for which any party is seeking injunctive relief, specific performance or other equitable relief, such matter may be resolved by litigation. Accordingly, the parties shall submit such matter to the exclusive jurisdiction of the United States District Court for the Southern District of Florida or, if jurisdiction is not available therein, any other court located in Broward County, Florida, and hereby waive any and all objections to such jurisdiction or venue that they may have. Each party agrees that process may be served upon such party in any manner authorized under the laws of the United States or Florida, and waives any objections that such party may otherwise have to such process.

                  19. RELEASE AND CONDITIONS

                  Any and all payments and benefits provided by the Company to the Executive under this Agreement shall be conditioned on the following: (i) Executive's continued compliance with the confidentiality provisions contained herein; (ii) the Executive's execution of a full release and settlement of any and all claims against the Company; and
(iii) the Executive's execution of a non-disparagement agreement and continued compliance therewith.

                  20. NO SETOFF

                  The Company shall have no right of setoff or counterclaim in respect of any claim, debt or obligation against any payment provided for in this Agreement.

                  21. NON-EXCLUSIVITY OF RIGHTS

                  Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries or successors and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company or any of its subsidiaries or successors, except to the extent payments are made pursuant to Section 5, they shall be in lieu of any termination, separation, severance or similar payments pursuant to the Executive's Employment Agreement, if any, and the Company's then existing termination, separation, severance or similar plans or policies, if any. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its subsidiaries shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

                  22. NO GUARANTEED EMPLOYMENT

                  The Executive and the Company acknowledge that this Agreement shall not confer upon the Executive any right to continued employment and shall not interfere with the right of the Company to terminate the employment of the Executive at any time.

                  23. INVALIDITY OF PROVISIONS

                  In the event that any provision of this Agreement is adjudicated to be invalid or unenforceable under applicable law in any jurisdiction, the validity or enforceability of the remaining provisions thereof shall be unaffected as to such jurisdiction and such adjudication shall not affect the validity or enforceability of such provision in any other jurisdiction. To the extent that any provision of this Agreement, including, without limitation, Section 10 hereof, is adjudicated to be invalid or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited to the extent required by applicable law and enforced as so limited. The parties expressly acknowledge and agree that this Section 23 is reasonable in view of the parties' respective interests.

                  24. NON-WAIVER OF RIGHTS

                  The failure by the Company or the Executive to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of the Company or the Executive thereafter to enforce each and every provision in accordance with the terms of this Agreement.

                  25. EMPLOYMENT AGREEMENT.

                  If the Executive has an Employment Agreement with the Company, and if circumstances arise which cause both the Employment Agreement and this Agreement to apply to the Company and the Executive, then, to the extent of any inconsistency between the provisions of this Agreement and the Employment Agreement, the terms of this Agreement alone shall apply. However, if this Agreement does not apply, then the provisions of the Employment Agreement shall control and be unaffected by this Agreement.

                  26. UNFUNDED PLAN.

                  The Company's obligations under this Agreement shall be entirely unfunded until payments are made hereunder from the general assets of the Company, and no provision shall be made to segregate assets of the Company for payments to be made under this Agreement. The Executive shall have no interest in any particular assets of the Company but rather shall have only the rights of a general unsecured creditor of the Company.

         PLEASE NOTE: BY SIGNING THIS AGREEMENT, THE EXECUTIVE IS HEREBY CERTIFYING THAT THE EXECUTIVE (A) HAS RECEIVED A COPY OF THIS AGREEMENT FOR REVIEW AND STUDY BEFORE EXECUTING IT; (B) HAS READ THIS AGREEMENT CAREFULLY BEFORE SIGNING IT; (C) HAS HAD SUFFICIENT OPPORTUNITY BEFORE SIGNING THE AGREEMENT TO ASK ANY QUESTIONS THE EXECUTIVE HAS ABOUT THE AGREEMENT AND HAS RECEIVED SATISFACTORY ANSWERS TO ALL SUCH QUESTIONS; AND (D) UNDERSTANDS THE EXECUTIVE'S RIGHTS AND OBLIGATIONS UNDER THE AGREEMENT.

         THIS AGREEMENT IN SECTION 18 CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.




                   [signatures appear on the following page]

                  IN WITNESS WHEREOF, the parties have caused this Change in Control Agreement to be executed and delivered as of the day and year first above set forth.

                                    SPHERION CORPORATION

                                    By:  ______________________________

                                    Name:  ____________________________

                                    Title:  ___________________________


                                    EXECUTIVE

                                    By:  _______________________________

                                    Name:  _____________________________

                                   SCHEDULE A

-------------------------- -----------------------------------------------------
EXECUTIVE'S NAME           EXECUTIVE'S POSITION
-------------------------- -----------------------------------------------------
Roy G. Krause              Executive Vice President and Chief Financial Officer
-------------------------- -----------------------------------------------------
Robert E. Livonius         Executive Vice President and Chief Operating Officer
-------------------------- -----------------------------------------------------